Exhibit 99.1


                                  PRESS RELEASE

       DOLLAR TREE STORES, INC. ANNOUNCES LIMITED SHARE REPURCHASE PROGRAM

CHESAPEAKE, Va. - September 18, 2001 - Dollar Tree Stores, Inc. (Nasdaq: DLTR), the nation's largest $1.00 discount variety store chain, today announced that its Board of Directors has authorized the repurchase of up to $100 million of its common stock effective immediately and ending at the expiration of the Securities and Exchange Commission's Emergency Relief Order, including any extensions.

This repurchase plan is permitted under the terms of the Emergency Relief Order issued by the SEC in response to the tragic incidents in New York City and Washington, D.C. This order currently extends through September 21, 2001.

Due to the SEC's accounting rules relating to pooling-of-interests mergers, Dollar Tree has previously been unable to enter into a formal repurchase program. Dollar Tree completed a pooling-of-interests merger with Dollar Express on May 5, 2000.

"We have complete confidence in the underlying strength of our domestic economy and in our country's financial markets. I am particularly pleased with the positioning of Dollar Tree in this economy and we are very confident of its future," said Macon Brock, Chairman and CEO. "Prudent financial management has enabled us to maintain a strong balance sheet which allows us this opportunity to lend stability to the marketplace. We plan to buy back shares in a responsible, disciplined manner."

Dollar Tree Stores, Inc. is the nation's leading $1.00 discount variety store chain. As of September 17, 2001, Dollar Tree operates over 1,900 stores in 36 states, with distribution centers in Virginia, Mississippi, Illinois, California, Georgia and Pennsylvania.

         CONTACT:          Dollar Tree Stores, Inc., Chesapeake
                           Eric Coble or Erica Robb, 757/321-5000
                           http://www.DollarTree.com